Exhibit (b)(iv)

LOAN DOCUMENT MODIFICATION AGREEMENT

This Loan Document Modification Agreement (this "Agreement") is made as of this 5th day of August, 2019, by and between Middlesex Savings Bank, a banking corporation organized and existing under the laws of Massachusetts, of 6 Main Street, Natick, Massachusetts 01760 (the "Lender"), and Dynasil Corporation of America of 313 Washington Street, Suite 403, Newton, Massachusetts 02458 (the "Borrower"); and Optometrics Corporation of 8 Nemco Way, Ayer, Massachusetts 01432, Radiation Monitoring Devices, Inc. of 44 Hunt Street, Watertown, Massachusetts 02472, RMD Instruments Corp. of 44 Hunt Street, Watertown, Massachusetts 02472, Evaporated Metal Films Corp. of 239 Cherry Street, Ithaca, New York 14850, and Dynasil Biomedical Corp. of 44 Hunt Street, Watertown, Massachusetts 02472 (collectively, the "Guarantors").

WHEREAS, on May 1, 2014 Lender made a loan (the "Loan") to Borrower evidenced by a Revolving Line of Credit Note dated May 1, 2014 from Borrower to Lender in the original principal amount of Four Million and 00/100 ($4,000,000.00) Dollars (the "LOC Note");

WHEREAS, as security for the payment and performance of Borrower's obligations under the LOC Note, Borrower and Guarantors executed and delivered to Lender, (i) a Loan and Security Agreement dated May 1, 2014, by and between the Borrower and the Lender (the "Loan Agreement"), (ii) UCC-1 Financing Statements covering the Collateral described in the Loan Agreement and filed with the Secretary of State of the Commonwealth of Massachusetts, State of New York and State of Delaware (the "UCC-1 Financing Statements"), (iii) Entity Guaranty and Security Agreements, all dated May 1, 2014 from Guarantors to Lender (the "Guaranties"), (iv) a Stock Pledge Agreement by Borrower in favor of Lender dated May 1, 2014 (the "Stock Pledge"); and (v) a Subordination Agreement dated as of May 1, 2014 given by Massachusetts Capital Resource Company ("MCRC") to Lender (the "MCRC Subordination") by which all debt of Borrower to MCRC (the "Junior Debt") is subordinated to all Obligations of Borrower to Lender. Collectively, the Loan Agreement, the UCC-1 Financing Statements, the Guaranties, the Stock Pledge, and the MCRC Subordination are referred to, together with various other documents referred to therein, as the same may be amended from time to time, as the "Security Instruments";

WHEREAS, Borrower and Lender amended the terms of the Loan pursuant to a Loan Document Modification Agreement dated September 29, 2015, by adding or modifying certain financial covenants by Lender, granting to Borrower consent to pay-down or pay-off certain amounts of the Junior Debt, and by adding an option on the part of Borrower to term out a certain amount of Advances made to Borrower under the LOC Note;

WHEREAS, Borrower and Lender further amended the terms of the Loan pursuant to a Second Amendment of Loan Agreement dated December 2, 2016, to (i) provide for Borrower to pay dividends under certain circumstances, (ii) make a distribution to Dynasil Biomedical Corp. to invest in Xcede Technologies, and (iii) modify the debt service coverage covenant;

WHEREAS, Borrower and Lender further amended the terms of the Loan pursuant to a Loan Document Modification Agreement dated May 16, 2017, by modifying the Advance Period Termination Date as set forth therein, and providing for an equipment line of credit in favor of the Borrower (the "Equipment Line of Credit"), as evidenced by a certain Equipment Line of Credit Master Note (Non-Revolving) in the maximum principal amount of One Million and 00/100 ($1,000,000.00) Dollars (the "Equipment Line of Credit Note"); and

WHEREAS, the Borrower and Lender further amended the terms of the Loan pursuant to a Loan Document Modification Agreement dated August 13, 2018 for the purposes of (i) renewing and modifying the Equipment Line of Credit and replacing the Equipment Line of Credit Note, and (ii) modifying the Maximum Funded Debt Ratio set forth in the Loan Agreement; and

WHEREAS, the Borrower and the Lender further amended the Loan Agreement Pursuant to a Loan Document Modification Agreement dated May 1, 2019 to increase the percentage of Eligible Accounts Receivable available for borrowing under the Revolving Line of Credit Note from 80% to 85% and to eliminate Eligible Unbilled Receivables as a category for the Borrower obtaining Advances under the Revolving Line of Credit; and

WHEREAS, pursuant to the terms set forth herein, the Loan Agreement shall be further amended to change the definitions used to calculate the Debt Service Coverage Ratio in Section 4.9 and the Maximum Leverage Ratio in Section 4.9A (to add back up to $750,000 of certain Go-Dark Expenses) from the twelve (12) month testing periods ending June 30, 2019, September 30, 2019 and December 31, 2019.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

1.             Section 4.9 of the Loan Agreement is hereby deleted in its entirety and the following new Section 4.9 is substituted therefor, as follows:

"4.9    Debt Service Coverage. At the close of each fiscal quarter of Borrower, maintain a Debt Service Coverage ratio of at least 1.2 to 1.0 for the prior 12 month period. 'Debt Service Coverage' as used herein shall be determined for the relevant period, and shall mean (i) EBITDA excluding non-cash and/or non-recurring expenditures, (including without limitation, up to $750,000 of certain Go-Dark Expenditures incurred in the de-listing of certain of the Borrower’s stock from NASDAQ) for the fiscal quarters ending June 30, 2019, September 30, 2019 and December 31, 2019 only, but effective for the subsequent three (3) fiscal quarters to give effect to the trailing twelve (12) month testing periods for this covenant, minus unfinanced capital expenditures, minus dividends and distributions, minus cash taxes paid for ongoing operations, divided by (ii) scheduled interest and principal payments made on all debt."

2.             Section 4.9A of the Loan Agreement is hereby deleted in its entirety, and the following new Section 4.9A is substituted therefor:

"4.9A    Maximum Leverage. At the close of each fiscal quarter of the Borrower, and on a trailing four (4) quarter basis, Borrower shall maintain Maximum Leverage of 2.5:1. For purposes of this Section 4.9A, the following terms shall have the defined meanings:

'Adjusted EBITDA' shall mean, EBITDA, excluding therefrom non-cash and/or recurring expenditures, including without limitation, up to $750,000 of Certain Go-Dark Expenditures incurred in the de-listing of certain of the Borrower’s stock from NASDAQ for the twelve (12) month testing periods ending June 30, 2019, September 30, 2019 and December 31, 2019 only, or gains (as permitted), and the operating income or loss of the Xcede joint venture that is consolidated into Borrower's financial results.

'Maximum Leverage' shall mean that quotient equal to (a) the sum of (i) Senior Secured Debt plus (ii) Subordinated Debt, divided by (b) Adjusted EBITDA."

3.             The Equipment Line of Credit Note is hereby amended to extend the Conversion Date to April 30, 2020 and change the Maturity Date (upon conversion to a term loan) from April 30, 2019 to April 30, 2025.

4.             Borrower and Guarantors confirm that the Security Instruments, as amended by or added to in connection with this Agreement, constitute the valid and enforceable obligations of Borrower and Guarantors, and that neither Borrower nor Guarantors has any existing claims, defenses or rights of setoff with respect thereto.

5.             Borrower and Guarantors hereby warrant and represent that the statements set forth in the recitals above are true and correct, and that all representations and warranties made by Borrower and Guarantors in the Security Instruments continue to be true and correct in all material respects.

6.             It is further agreed that this Agreement shall not, in any manner, release, relinquish, or otherwise affect the liens, security interests, and rights created by or arising under the Security Instruments or its priority over other liens, charges, or encumbrances affecting the Collateral referred to therein (except by extending such lien to secure, inter alia, any and all new obligations created hereby and pursuant to the Equipment Line of Credit Note and the Term Note) or Borrower’s or Guarantors' liability thereunder; and all other terms, conditions and covenants therein contained which are not hereby amended, are hereby ratified and confirmed as previously written.

7.             Borrower and Guarantors hereby acknowledge that there are and were no oral or written representations, warranties, understandings, stipulations, agreements or promises made by any party or by any agent, employee or other representative of any party, pertaining to the subject matter of this Agreement which have not been incorporated herein. No express or implied consent to any further modifications involving any of the matters set forth in the Security Instruments or herein shall be inferred or implied by Lender's execution of this Agreement. Any further modification of the Loan Agreement shall require the express written approval of Lender. No provision hereof shall be modified or limited except by a written instrument signed by the parties hereto, expressly referring hereto and to the provision so modified or limited.

8.             Except as expressly amended and modified by this Agreement all of the terms and conditions of the Security Instruments shall remain in full force and effect.

[Signature Page to Follow]

Executed under seal this 5th day of August, 2019.

MIDDLESEX SAVINGS BANK

By: /s/ Tony Zhang
Tony Zhang, Senior Vice President

DYNASIL CORPORATION OF AMERICA
OPTOMETRICS CORPORATION
RADIATION MONITORING DEVICES, INC.
RMD INSTRUMENTS CORP.
EVAPORATED METAL FILMS CORP.
DYNASIL BIOMEDICAL CORP.

By: /s/ Robert Bowdring
Robert Bowdring, Chief Financial Officer of
each of the above named corporations

_________________

Massachusetts, ss.:

On this 5th day of August, 2019, before me, the undersigned notary public, personally appeared Robert Bowdring, Chief Financial Officer of each of the above-named corporations, proved to me to be the person whose name is signed on the preceding document, through satisfactory evidence of identification, namely, Robert Bowdring, and acknowledged to me that he signed it voluntarily for its stated purpose.

/s/ Mary Abud
Notary Public: Mary Abud
My Commission Expires: 07/01/2022

[Signature Page to Loan Modification Agreement]